Exhibit 99.8

October 12, 2021

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

Consent to Reference in Proxy Statement/Prospectus

CBRE Acquisition Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus statement included in such Registration Statement as a member of the board of directors of the Company who will remain as such following the consummation of the Merger (as defined in the proxy statement/prospectus).

Sincerely,

/s/ Sarah E. Coyne
Sarah E. Coyne